CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporated by reference in the Registration Statements (Form S-8 Nos. 333-69706 and 333-67332) of our report dated February 18, 2002, with respect to the Consolidated Financial Statements and Schedule 14(a) of Sequenom, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

ER	NST & YOUNG LLP

San Diego, California
March 29, 2002